Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP COMPLETES SALE OF SPEEDWAY CASINO

CHESTER, WV – June 4, 2008– MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that, following receipt of all regulatory approvals, it has completed the sale of the gaming assets of the Speedway Casino to Lucky Lucy D, LLC.

Lucky Lucy D paid $2 million in cash at the closing and the balance of up to $4.775 million is subject to an earn out based on the property’s gross revenues over a four year period that began in January of this year.

In January, MTR sold the Speedway’s real estate to Ganaste, LLC, an affiliate of Lucky Lucy D, for $11.4 million. With the sale of Speedway Casino’s gaming assets, the Company will reclassify those operations as “discontinued” for current and prior year periods.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which operates Running Aces Harness Park in Minneapolis, MN. MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
SOverly@mtrgaming.com	MDixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

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